EXHIBIT 1

JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Dyadic International, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of May 4, 2005.

THE PINNACLE FUND, L.P.

By:	Pinnacle Advisers, L.P., its general partner

By:	Pinnacle Fund Management, LLC, its general partner

By:	/s/ Barry M. Kitt

Barry M. Kitt, its sole member

/s/ Barry M. Kitt

Barry M. Kitt